Exhibit 99.1

Jeff Hansen

Investor Relations

Marriott Vacations Worldwide

407.206.6149

jeff.hansen@mvwc.com

Ed Kinney / Jacqueline V. Ader-Grob

Corporate Communications

Marriott Vacations Worldwide

407.206.6278 / 407.513.6950

ed.kinney@mvwc.com

jacqueline.ader-grob@mvwc.com

Marriott Vacations Worldwide Completes First Securitization of

Vacation Ownership Loans as an Independent Public Company

ORLANDO, Fla. – June 28, 2012 – Marriott Vacations Worldwide Corporation (NYSE: VAC) announced today the completion of a securitization involving the transfer of a pool of approximately $250 million in vacation ownership loans to its affiliate Marriott Vacation Club Owner Trust 2012-1, which simultaneously issued approximately $238 million of notes (the “Notes”). The Notes were offered in a private placement within the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended.

Two classes of Notes were issued by Marriott Vacation Club Owner Trust 2012-1: approximately $210 million of Class A Notes and approximately $28 million of Class B Notes. The Class A Notes have an interest rate of 2.51 percent and the Class B Notes have an interest rate of 3.50 percent, for an overall weighted average interest rate of 2.625 percent. Of the approximately $238 million in proceeds from the transaction (before transaction expenses and required reserves), approximately $101 million was used to repay amounts previously drawn under Marriott Vacations Worldwide’s $300 million warehouse credit facility, and the remainder will be used for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. The notes have not been registered under the Securities Act of 1933, as amended, or any state securities law. Unless so registered, the notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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About Marriott Vacations Worldwide Corporation

Marriott Vacations Worldwide Corporation is the leading global pure-play vacation ownership company. Through a spin-off in late 2011, Marriott Vacations Worldwide was established as an independent, public company focusing primarily on vacation ownership experiences. Since entering the industry in 1984 as part of Marriott International, Inc., the company earned its position as a leader and innovator in vacation ownership products. The company preserves high standards of excellence in serving its customers, investors and associates while maintaining a long-term relationship with Marriott International. Marriott Vacations Worldwide offers a diverse portfolio of quality products, programs and management expertise with more than 60 resorts and more than 420,000 Owners and Members. Its brands include: Marriott Vacation Club, The Ritz-Carlton Destination Club and Grand Residences by Marriott. For more information, please visit www.marriottvacationsworldwide.com.